Exhibit A

SCHEDULE OF TRANSACTIONS IN COMMON SHARES

The following table sets forth all transactions in the Common Shares effected in the past sixty days by the Reporting Persons. All such transactions were effected in the open market and the price per share includes commissions, provided majority of the Common Shares purchased on 1/31/2025 were pursuant to a privately negotiated block trade. The Price Per Share ($) is a weighted average price.

Trade Date	Shares Purchased	Price Per Share ($)
12/9/2024	22,300.00	22.80
12/11/2024	13,704.00	23.48
12/12/2024	6,586.00	23.34
12/12/2024	9,600.00	23.37
12/13/2024	18,170.00	22.89
12/19/2024	20,000.00	21.61
12/20/2024	4,326.00	21.60
12/23/2024	11,185.00	21.68
12/24/2024	4,300.00	21.73
12/26/2024	2,948.00	22.12
12/27/2024	6,195.00	22.08
12/30/2024	3,159.00	22.32
1/2/2025	1,400.00	22.51
1/3/2025	8,707.00	22.90
1/6/2025	25,000.00	22.78
1/7/2025	8,697.00	22.84
1/8/2025	371	22.98
1/13/2025	1,000.00	23.88
1/13/2025	1,000.00	23.93
1/14/2025	5,000.00	23.70
1/15/2025	1,103.00	23.85
1/16/2025	697	23.91
1/17/2025	3,200.00	23.90
1/17/2025	5,000.00	23.78
1/22/2025	2,000.00	24.56
1/23/2025	2,000.00	24.25
1/23/2025	3,000.00	24.32
1/24/2025	763	24.31
1/27/2025	100	24.31
1/27/2025	4,237.00	24.30
1/28/2025	1,969.00	23.71
1/28/2025	5,000.00	23.73
1/28/2025	5,000.00	23.98
1/28/2025	5,000.00	24.01
1/29/2025	30,737.00	23.58
1/30/2025	744	23.50
1/31/2025	815,650.00	23.51